Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(To the Preliminary Prospectus	Registration Statement No. 333- 180112
Supplement dated December 6, 2012)

$1,250,000,000

6.625% Senior Notes due 2021

Term Sheet
December 6, 2012

Issuer:	MGM Resorts International

Offering Size:

$1,250,000,000 aggregate principal amount, which constitutes an increase of $250,000,000 from the preliminary prospectus supplement and the net proceeds of which will reduce amounts required to be borrowed under the revolving credit portion of our New Credit Facility

Title of Securities:	6.625% Senior Notes due 2021 (the “Notes”)

Maturity:	December 15, 2021

Offering Price:	100.000%, plus accrued interest, if any, from December 20, 2012

Coupon:	6.625%

Yield to Maturity:	6.625%

Gross Proceeds:	$1,250,000,000

Net Proceeds to Issuer before Estimated Expenses:	$1,234,375,000

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2013

Record Dates:	June 1 and December 1

Optional Redemption:	The Issuer may redeem the Notes, in whole or in part at any time at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes to be redeemed; or

•                  as determined by an independent investment banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement dated December 6, 2012), plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

Joint Physical Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Deutsche Bank Securities Inc.
BNP Paribas Securities Corp.
RBS Securities Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
SMBC Nikko Capital Markets Limited

Co-Managers	Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
UBS Securities LLC

Trade Date:	December 6, 2012

Settlement Date:	December 20, 2012 (T+10)

Distribution:	Registered Offering

CUSIP Number:	552953 CA7

ISIN Number:	US552953CA78

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC web site at www.sec.gov.  Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request by contacting Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll free: 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com or by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: Syndicate Desk, or by calling toll free: 1-800-245-8812.

The information in this communication supplements the information in the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information.  Other information presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the changes described herein. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.